Exhibit 99.1
HEARTWARE INITIATES REPAIRS AND
PARTIAL RECALL OF CONTROLLERS
Framingham, MA and Sydney, Australia, April 26, 2010 — HeartWare International, Inc. (Nasdaq: HTWR; ASX: HIN) today announced that it has initiated a voluntary field corrective action and will immediately commence in-field repairs and replacements of certain HeartWare controllers. HeartWare is taking this action because a small number of controllers exhibit reduced levels of speaker volume.
The HeartWare controller manages the HVAD™ pump by sending power and operating signals to the pump while also providing information to the patient and physician via visual and audio feedback. The controller incorporates a three-tier alarm redundancy comprising a unique sound (i.e. an audible alarm), together with a color-coded visual display and written text on a screen. The visual text and color-coding are visible to the patient and caregivers at all times. Each of the three alarms is tested multiple times each day when the patient or the caregiver replaces the patient’s batteries in the normal course of use.
Although a small number of controllers have exhibited reduced levels of speaker volume, no patient has experienced any form of resultant medical complications due to the abovementioned alarm redundancies and daily testing.
Background
In July 2009, HeartWare implemented a new revision of its controller to incorporate waterproofing. Unfortunately, during air transportation of the new revision of controllers to clinics, a small number of controllers developed excess air vacuum that subsequently reduced levels of speaker volume.
As a result, HeartWare expanded its standard product testing processes to include an air pressure simulation so as to screen-out susceptible units and, commencing in December 2009, implemented a further revision of the controller which added a small Teflon vent to the underside of the controllers so as to prevent the occurrence of excessive air vacuums during transportation to the clinic.
“The implementation of the waterproof controllers in July 2009 unfortunately generated an air-tight vacuum within our controller with the result that our speaker may be quieter than expected in a small number of cases, including just one occurrence in the U.S. since the commencement of implanting in our IDE trial in August 2008,” said HeartWare President and CEO Doug Godshall. “We have since rectified this issue but there are still patients being supported by our now waterproof controllers that do not have the current ‘vented’ controller. This field program will enable these older versions to be upgraded to the current vented configuration. We will also take this opportunity to replace approximately 80 controllers which were introduced since we received our IDE for our U.S. bridge-to-transplant trial.”

The reduced speaker volume does not otherwise impede the operation of the HeartWare controller and there have been no patient deaths or adverse patient consequences reported to date. HeartWare has significant inventory of its “vented” controllers and associated components and can easily accommodate the required repairs and replacements without any disruption to U.S. or international clinical activity. The aggregate cost of implementing this voluntary repair and replacement project is expected to be less than $400,000, inclusive of inventory, travel, freight and related costs, and this program is expected to be completed within 30-60 days.
The HeartWare controllers are a part of the HeartWare Left Ventricular Assist System (“LVAS”) which, in the United States, is limited to investigational use in a clinical trial under an Investigational Device Exemption. The LVAS has CE Marking in Europe and is available for commercial use therein.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the need for abdominal surgery. HeartWare has received CE Marking for the HeartWare System in the European Union. The device is currently the subject of a United States clinical trial for a bridge-to-transplant indication. For additional information, please visit the company’s website at www.heartware.com.
HeartWare International, Inc. is a member of the Russell 2000(R) and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in the prospectus and the related prospectus supplement and any other document HeartWare files with the SEC including without limitation those described in “Item 8.01” in HeartWare’s Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 23, 2010.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
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